Exhibit 99.1

2005 Annual Executive Incentive Compensation Plan

On July 28, 2005, the Compensation Committee of the Company’s Board of Directors approved the 2005 Annual Executive Incentive Compensation Plan (“the Plan”) for the following named officers: James R. Zarley, Chief Executive Officer; Samuel J. Paisley, Chief Administrative Officer; Scott H. Ray, Chief Financial Officer; and Peter Wolfert, Chief Technology Officer. The Plan allows for the following maximum aggregate bonus payments if certain quarterly and annual revenue and earnings before income taxes, depreciation, and amortization (“EBITDA”) targets are met::

James R. Zarley	$375,000

Samuel J. Paisley	$285,000

Scott H. Ray	$180,000

Peter Wolfert	$50,000